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                                                                    EXHIBIT 99.3

                                    Offer of
                        TYCO ACQUISITION CORP. XXIV (NV)

              a Wholly-Owned Subsidiary of Tyco International Ltd.
                                  to Exchange
                                 Common Shares

                                       of

                            TYCO INTERNATIONAL LTD.
                            Having a Value of $24.00
                         (determined and subject to an
                   exception as described in the prospectus)

                                      for

                             Each Outstanding Share
                                of Common Stock

                                       of

                      SENSORMATIC ELECTRONICS CORPORATION


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY
       TIME, ON MONDAY, OCTOBER 1, 2001, UNLESS THE OFFER IS EXTENDED.


                                                                 August 23, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies And Other Nominees:

   Tyco Acquisition Corp. XXIV (NV), a Nevada corporation and a wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, is offering to exchange a fraction of a Tyco common share for each outstanding share of common stock of Sensormatic Electronics Corporation, a Delaware corporation. Each Sensormatic common share will be exchanged for a fraction of a Tyco common share having a value of $24.00 (determined as described in the prospectus). If the Tyco average share price (determined as described in the prospectus) is less than $46.25, Tyco may terminate the merger agreement unless Sensormatic's board of directors agrees to an exchange ratio of 0.5189 Tyco shares for each Sensormatic common share, in which event Sensormatic common stockholders would receive a fraction of a Tyco common share valued based on such average share price at less than $24.00 for each Sensormatic common share. The terms and conditions of the offer are set forth in the prospectus dated August 23, 2001 and the related letter of transmittal and any amendments or supplements thereto. Copies of the prospectus and the letter of transmittal are enclosed. The offer is made pursuant to the agreement and plan of merger, dated as of August 3, 2001, between Tyco Acquisition and Sensormatic, including a guarantee by Tyco, which is annexed to the prospectus. The merger agreement provides that following the completion of the offer and the satisfaction or waiver of all conditions set forth in the merger agreement, Sensormatic will be merged with and into Tyco Acquisition, which will continue as a wholly-owned subsidiary of Tyco. The offer is subject to several conditions set forth in the prospectus and the merger agreement. The term "expiration date" means 6:00 p.m., New York City time, on Monday, October 1, 2001, or, if the offer is extended, the latest time and date at which the offer, as extended, will expire.

   For your information and for forwarding to your clients for whom you hold Sensormatic common shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  . the prospectus dated August 23, 2001;

  . the letter of transmittal, including a certification of taxpayer identification number on Substitute Form W-9, for your use in accepting the offer and tendering Sensormatic common shares (facsimile copies of the letter of transmittal with manual signature(s) may be used to tender Sensormatic common shares);
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  . the notice of guaranteed delivery to be used to accept the offer if certificates evidencing Sensormatic common shares are not immediately available or if such certificates and all other required documents cannot be delivered to Mellon Investor Services LLC, the exchange agent, by the expiration date of the offer or if the procedures for book-entry transfer cannot be completed by the expiration date;

  . a printed form of letter which may be sent to your clients for whose accounts you hold Sensormatic common shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the offer;

  . guidelines for certification of taxpayer identification number on Substitute Form W-9; and

  . a return envelope addressed to the exchange agent for your use only.

   Please note the following:

  . The consideration per Sensormatic common share is a fraction of a Tyco common share having a value of $24.00, determined as described in the prospectus. However, if the Tyco average share price (determined as described in the prospectus) is less than $46.25, Tyco may terminate the merger agreement unless Sensormatic's board of directors agrees to an exchange ratio of 0.5189 Tyco shares for each Sensormatic common share. If this were the exchange ratio, the consideration per Sensormatic common share received in the offer would be less than $24.00, determined on the basis of the Tyco average share price.

  . The offer is being made for all outstanding Sensormatic common shares.

  . The offer and withdrawal rights will expire at 6:00 p.m., New York City time, on Monday, October 1, 2001, unless the offer is extended.

  . The offer is conditioned upon (1) there being validly tendered and not properly withdrawn prior to the expiration of the offer that number of Sensormatic common shares which represent at least a majority of the total issued and outstanding Sensormatic common shares on a fully-diluted basis, and (2) the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and similar material antitrust laws of non-U.S. jurisdictions that are applicable to the offer. The offer is subject to various other conditions set forth in the prospectus.

  . The Sensormatic board of directors (1) determined, by the unanimous vote of the directors present at a special meeting, that the terms of the offer and the merger are advisable, fair to, and in the best interests of, Sensormatic's common stockholders and (2) unanimously recommends that Sensormatic common stockholders accept the offer and tender their common shares pursuant to the offer.

  . Cash will be paid in lieu of any fraction of a Tyco common share to which a stockholder would be entitled. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax on the cash payment. The backup withholding rate will be 30.5% for payments made in 2001 and 30% for payments made in 2002 and 2003.

   Upon the terms and subject to the conditions of the offer, as it may be amended or extended, Tyco Acquisition will accept for exchange Sensormatic common shares which are validly tendered prior to the expiration date and not properly withdrawn when, as and if Tyco Acquisition gives oral or written notice to the exchange agent of Tyco Acquisition's acceptance of such Sensormatic common shares for exchange pursuant to the offer. Delivery of Tyco common shares pursuant to the offer will in all cases be made only after timely receipt by the exchange agent of

     (1) certificates for such Sensormatic common shares, or timely confirmation of a book-entry transfer of such Sensormatic common shares into the exchange agent's account at The Depository Trust Company,

     (2) a properly completed and duly executed letter of transmittal with any required guarantees or an agent's message in connection with a book-entry transfer and

     (3) all other documents required by the letter of transmittal.

   Neither Tyco Acquisition nor any officer, director, stockholder, agent or other representative of Tyco Acquisition will pay any fees or commissions to any broker or dealer or other person in connection with soliciting tenders of Sensormatic common shares pursuant to the offer other than to the information agent and

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the exchange agent for the offer. Tyco Acquisition will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

   We urge you to contact your clients as promptly as possible. please note that the offer and withdrawal rights expire at 6:00 p.m., New York City time, on Monday, October 1, 2001, unless the offer is extended.

   If holders of Sensormatic common shares wish to tender their shares, but it is impracticable for them to deliver their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration date, a tender may be effected by following the guaranteed delivery procedures specified in the prospectus under "The Offer-- Guaranteed Delivery."

   Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the information agent at its address and telephone number set forth on the back cover of the prospectus.

                                        Very truly yours,

                                        TYCO ACQUISITION CORP. XXIV (NV)

   Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent of Tyco, Tyco Acquisition, the information agent, the exchange agent or any of their affiliates, or authorize you or any other person to make any statement or furnish any document on behalf of any of them in connection with the offer other than to furnish the enclosed documents and the statements contained therein.

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